EXHIBIT 1.2
FORM OF AMENDED ENGAGEMENT LETTER

May 16, 2011

Ministry Partners Investment Company, LLC
915 W Imperial Hwy
Suite 120
Brea, CA 92821

Attention:	Bill Dodson
President/CEO

Ladies and Gentlemen:

This letter agreement (this “Agreement”) will confirm the understanding and agreement among Ministry Partners Investment Company, LLC (the “Company”) and Kendrick Pierce & Company Securities, Inc. (“Kendrick”  or the “Manager”) to act as the managing underwriter to the Company in connection with the public offering of the Company’s Class A Notes (the “Offering”).  The Offering will be conducted on a “best efforts” basis and it is expressly understood and acknowledged that the Manager’s engagement hereunder does not constitute any commitment on the part of the Manager to purchase or place the Class A Notes or any other Company securities.

1.           In connection with the Offering, the Manager shall act in accordance with its customary practices and shall perform those services in connection with the Offering that are customarily performed by investment banking firms in connection with acting as the managing member or lead placement agent for a public offering of debt securities.  In connection with the Offering, the Manager shall: (i) review the business and operations of the Company and its projected financial condition; (ii) assist the Company in identifying broker-dealer firms that will act as selling agents for the Offering; (iii) enter into selling agreements with such broker-dealer firms that are members of FINRA and manage the selling group; (iv) provide oversight and confirm the purchase documentation for an investment made in the Class A Notes pursuant to the Offering; (v) provide such other services as may be agreed to pursuant to the terms of a Placement Agency Agreement as may be mutually agreed to by and between the Company and the Manager; and (vi) provide such other investment banking services as are customary for similar transactions and as may be mutually agreed upon by the Company and the Manager in writing.  It is also understood and acknowledged that the Company shall have the sole and final discretion as to the price and number of Class A Notes to be sold, whether to sell securities to any particular purchaser or to enter into or engage in any offering of its securities.  The Manager hereby confirms its understanding that Ministry Partners Securities, LLC, the Company’s wholly-owned subsidiary, will act as a selling agent in the Offering.

2.           (a)           As compensation for the Manager’s services hereunder, the Manager shall be paid in cash the following fees: (i) a financial advisory fee of $50,000 which shall be payable in cash as follows: $25,000 will be due and payable upon the execution of this letter agreement and $25,000 will be  due and payable upon commencement of the Offering (the “Advisory Fee”); (ii)  a fee equal to 0.50% of the gross dollar amount received pursuant to the Offering for new sales of Class A Notes made to investors that have not previously invested in the Class A Notes ( subject to a minimum fee of $50,000 ), minus 100% of the Advisory Fee; and (iii) a fee equal to .25% of the gross amount received for the sale of any Class A Note made to existing investors that renew, in whole or in part, their investment in the Class A Notes minus 100% of the Advisory Fee, in each case due and payable to the Manager upon each closing with respect to the Offering. In addition, the parties hereto further agree that any fees due to the Manager for sales of Variable Series Notes under the Offering shall be based upon the incremental increase in an investment in such Variable Series Notes made by an investor.  The fees payable to Manager and commissions payable to selling group members, which may include the Manager, shall be set forth in a Placement Agency Agreement, similar in form and content to the agreement attached hereto as Exhibit A, to be negotiated and mutually agreed upon by the parties hereto.

(b) The Company further agrees to reimburse the Manager on a monthly basis for the Manager’s reasonable travel, hotel and other out of pocket expenses (including reasonable fees and expenses of the Manager’s legal counsel for services rendered in connection with the review of the Offering, the Prospectus and negotiating the Placement Agency Agreement) incurred in connection with its services as Manager hereunder; provided, that in no event shall the Company be required to reimburse the Manager more than an aggregate of $25,000 pursuant to this paragraph 2(b).  The Manager shall be responsible for its own registration fees with FINRA and any state regulatory authority in which it will be required to be registered in order for the Class A Notes to be sold in such state.  For purposes of this section, the parties agree that the states in which the Offering will be sold are listed in the attached Schedule “II” to this letter agreement.

3.           Each of the Company and the Manager represent to the other that there is no other person or entity that is or will be entitled to a finder’s fee or any type of brokerage commission in connection with the Offering contemplated by this Agreement as a result of any existing agreement or understanding with it.

4.           The Offering will be the subject of a registration statement or post-effective registration statement/prospectus meeting the requirements of applicable federal and state securities laws (the “Prospectus”), and the Company’s regulators, and their respective rules and regulations to the extent applicable.  Manager will expect that such Registration Statement/Prospectus or any post-effective amendments thereto and any related documentation which shall be prepared by counsel to the Company, will be reasonably satisfactory to Manager and its counsel. The Company shall cause its accountants to provide Manager, upon commencement of the Offering, with a comfort letter, or comparable assurance letter, in a form and format that is reasonably acceptable to the parties hereto for a best efforts offering of debt securities providing  usual assurances with respect to all financial data contained in the Registration Statement/Prospectus or any post-effective amendment thereto.

Within ten business days after entering into this letter agreement, Manager and the Company will enter into a Placement Agency Agreement, which shall contain customary representations and covenants on behalf of the Company and other such terms and conditions as shall be reasonably agreed to by the Company and Manager.  For purposes of this Agreement, the parties have attached a standard form of Placement Agency Agreement to this letter agreement that the parties hereto will revise as appropriate to incorporate the terms and conditions of this engagement.

5.           The Company will agree to indemnify the Manager in accordance with customary and standard indemnification provisions for a best efforts offering of debt securities in a public offering where the Manager acts as the lead placement agent and managing broker-dealer for the Offering.

6.           The Company will cooperate fully with the Manager in any due diligence investigation reasonably requested by the Manager with respect to the Offering and will furnish the Manager with such information, including financial statements, with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company as the Manager may reasonably request.  The Manager may rely upon the accuracy and completeness of all such information and the Company acknowledges that the Manager has not been retained to independently verify any of such information.  The Company will be responsible for the contents of its Registration Statement, any post-effective amendments thereto and Prospectus (including, but not limited to, any offering materials and exhibits thereto including an investor information packet) and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Offering.  The Company represents and warrants that the Prospectus will not, as of the date of the offer or sale of the Class A Notes, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any statement in or omission from the investor documents made in reliance upon and in conformity with the information furnished by the Manager that will be included in the Plan of Distribution section of the Registration Statement and Prospectus.

If at any time prior to the completion of the Offering an event occurs which would cause the Prospectus  (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify the Manager immediately of such event and the Manager  and selling group members will suspend soliciting the prospective purchasers of the Offering and providing the Prospectus to prospective purchasers until such time as the Company shall prepare a supplement or amendment to the Prospectus which corrects or updates such statement or omission.

7.           The Manager will not have any rights or obligations in connection with the sale and purchase of the Class A Notes contemplated by this Agreement except as expressly provided in this Agreement.  In no event shall the Manager be obligated to purchase the Class A Notes for its own account or for the accounts of its customers.  Except as otherwise required by law or regulatory process, all nonpublic information ("Information") concerning the Company and its subsidiaries or relating to the Offering and the related transactions and agreements furnished to the Manager or its legal or other advisors in connection with the engagement contemplated by this Agreement shall be kept confidential by the Manager and such advisors and shall not be disclosed by the Manager or such advisors (other than in connection with the performance of their obligations hereunder) and shall be used by the Manager and such advisors solely for the purpose of the Manager’s provision of services in accordance with this Agreement.  The term "Information" shall not include information that (i) is or becomes generally available to the public other than by a breach of this Agreement or any other confidentiality duty or obligation, (ii) the Manager can show was available on a non-confidential basis prior to the disclosure to the Manager by the Company, or (iii) becomes available from a third-party source not known by the Manager to owe a duty of confidentiality to the Company with respect to such information.

8.           (a)           The appointment and authorization of the Manager under the introductory paragraph of this Agreement shall expire at such time as may be mutually agreed upon by the Company and the Manager.  In addition, the Company or the Manager may terminate the Manager’s engagement hereunder at any time upon at least five (5) business days prior written notice to the other party, including without limitation in the event that the Manager, in its sole judgment, is not satisfied with the results of its due diligence investigation of the Company and its respective business, operations, assets, liabilities, financial condition and prospects. Subject to the provisions set forth in Section 8.(b)-(d) below, the Company (i) shall remain responsible for the reimbursement of Manager’s expenses under paragraph 2(b) (and for the payment of any unpaid fees due as of the effective date of such termination under paragraph 2(a)) of this Agreement, and (ii) following such expiration or termination, the Company shall remain responsible for the reimbursement, indemnification and contribution obligations of the Company under the provisions of the Placement Agency Agreement to be entered into by and between the parties hereto.

(b)           For purposes of this Agreement, in the event the Company terminates the Agreement with “cause” prior to commencing the Offering, the Company shall be responsible for a maximum payment of $25,000 under this Agreement.  The Company agrees that it will be responsible for any out of pocket costs incurred prior to the effective date of the termination of the letter agreement, subject to the provisions of Section 2 (b) herein. In the event the Company terminates the engagement with cause after the Offering is commenced, the Manager shall be entitled to retain all payments received prior to the termination of the Offering.  Notwithstanding anything in this Section 8 to the contrary, in the event that Manager terminates this letter agreement without cause or because it is not satisfied with its due diligence investigation and provided further that the Company has complied with the terms and conditions of this agreement, the Manager shall be entitled to a maximum of $25,000, including out-of-pocket costs incurred for rendering the services performed under this agreement.

(c)           For purposes of this Agreement, the Company shall be entitled to terminate this Agreement with “cause” if:

(i)           the Manager fails to maintain its membership in good standing with the Financial Industry Regulatory Authority (“FINRA”) or is unable to  carry out its duties as a managing broker dealer for the Offering under the terms of its membership agreement or fails to maintain licensing approval applicable for the states listed in the attached schedule hereto;

(ii)           the Manager fails to cure within twenty days of receiving written notice of its failure to meet the conflict of interest requirements of Rule 5121(a)(1)(A) and 5121(f)(12)(E) promulgated by FINRA; or

(iii)           any regulatory action or complaint is initiated against the Manager which could cause the Manager to be unable to satisfy the requirements of Rule 5121(f)(12)(E) and which is not dismissed or otherwise promptly resolved in a manner that will enable the Manager to continue to act as the managing broker dealer for the Offering.

(d)           For purposes of this Agreement, the Manager shall be entitled to terminate this Agreement with “cause” if:

(i)           the Company fails to comply with the representations, warranties and covenants for the Company, as set forth in the Placement Agency Agreement, in the form attached hereto as Schedule “I” to this letter agreement; or

(ii)           the Company fails to cure any breach of the terms and conditions of the Agreement within five (5) days of receiving written notice of such breach.

9.           (a)           Upon consummation of the Offering, the Manager may, at its own expense, place “tombstone” advertisements in financial and other publications and media at its own expense describing its services to the Company hereunder in a manner that will comply with applicable FINRA, state or federal rules and regulations with respect to the Offering.

(b)           Without the prior consent of the Manager, the Company will not publicly refer to the Manager or its engagement hereunder, except as required by applicable law (based on the advice of its counsel).

(c)           Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, any rights, benefits or remedies under or by reason of this Agreement or as a result of the services to be rendered by the Manager hereunder.  The parties acknowledge that the Manager is not acting in a fiduciary capacity with respect to the Company and that the Manager is not assuming any duties or obligations other than those expressly set forth in this Agreement.  The Company further agrees that neither the Manager nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by the Manager hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence, bad faith or willful misconduct of the Manager.  The Company acknowledges that it is not relying on the advice of the Manager or its counsel for any tax, legal, regulatory or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters, and it will make an independent analysis and decision regarding the Offering based upon such advice.

10.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties (as described in the Placement Agency Agreement), and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

11.           This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in accordance with the laws of the State of Florida.  Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by the Manager hereunder is expressly and irrevocably waived.

12.           The Company and the Manager represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement in accordance with its terms and the execution, delivery and performance of the obligations in this Agreement does not breach or conflict with any existing agreement, document or instrument to which it is a party or bound.

13.           The Company acknowledges and agrees that the Manager is engaged in a wide range of businesses and from time to time, in the ordinary course of their business, the Manager or its affiliates may hold long or short positions and trade or otherwise effect transactions for their own account in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement.  During the course of the Manager’s engagement with the Company, the Manager may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.  As in all matters involving confidential client information, the Manager has in place information barriers that restrict access to such information within the Manager, except on a need to know basis.

14.           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15.           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

16.           This Agreement and the exhibits hereto constitute the entire understanding and agreement between the Company and the Manager with respect to the subject matter hereof and supersede all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied.  It is understood and agreed that the Manager’s services hereunder will not include providing any tax, accounting, legal or regulatory advice or developing any tax strategies for the Company.

If the foregoing correctly sets forth the understanding and agreement between the Manager and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

Sincerely,

KENDRICK PIERCE & COMPANY SECURITIES, INC.

By:____________________________
Russell L. Hunt
Chief Executive Officer

Accepted by:
Ministry Partners Investment Company, LLC

By:_______________________________

SCHEDULE I

MANAGING PLACEMENT AGENT AGREEMENT

 SCHEDULE II

OFFERING STATES

TO BE COMPLETED

June 13, 2011

Ministry Partners Investment Company, LLC
915 W Imperial Highway
Suite 120
Brea, CA 92821

Attention:	Bill Dodson
President/CEO

Ladies and Gentlemen:

This letter (this “Amendment”) is to amend our letter agreement (the “Agreement”) dated as of May 16, 2011. Specifically, the “Advisory Fee” defined and described in Section 2.(a) shall be refunded by Kendrick Pierce & Company Securities, Inc. (“Kendrick”) to Ministry Partners Investment Company, LLC (“Company”) in the event the Offering (as defined in the Agreement) is terminated prior to any sales are completed and securities issued therein. Furthermore, the Company’s obligation to reimburse Kendrick for up to $25,000 in expenses pursuant to Section 2.(b) shall be limited to accountable expenses.

If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof.

Very truly yours,

Russell L. Hunt
Chief Executive Officer
Kendrick Pierce & Company Securities, Inc.

Accepted as of the date hereof:

_______________________________________
Bill Dodson
President/CEO
Ministry Partners Investment Company, LLC

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